Exhibit 10.2
[Novavax Letterhead]

March 4, 2002

Marvin Arthur Heuer, MD

3324 W. University Ave., #151
Gainesville, FL 32607

Dear Marvin:

      On behalf of Novavax, Inc. (the “Company”), I am pleased to offer you the position of Vice President of Scientific Affairs of the Company reporting to John Spears, President and CEO, subject to satisfactory reference checks. We are greatly looking forward to your joining the Company’s team.

      Job Title: Vice President of Scientific Affairs

      Start Date: March 4, 2002

      Salary: $225,000 per year initially payable in accordance with the Company’s payroll policies in effect.

      Bonus Program and Salary Increases: Dr. Heuer will be entitled to participate in the corporate bonus plan as already established or as altered from time to time by the corporate board of directors. Dr. Heuer would receive the same benefits as the major senior executives of the company. Bonuses would be based on performance criteria and milestones to be mutually determined by the Company and Dr. Heuer.

      Stock Options: The Company will grant Dr. Heuer stock options in the amount of 75,000 shares of the Company’s Common Stock ($.01 par value) at an exercise price equal to the closing price on the date that the contract is signed and executed. The options will vest as to one-third of the shares on the first anniversary of the date of grant, as to an additional one-third of the shares on the second anniversary of the date of grant and as to the final one-third of the shares on the third anniversary of the date of grant; provided that all unvested options shall become vested in the event of a change in the control of the Company. Such a change in control of the Company could result in the sale of the Company or the purchase of the Company by another corporation. Change and control would also include situations where employment would still be offered to Dr. Heuer but the position of Vice President of Scientific Affairs would be greatly and significantly reduced. At such time all options that are unvested will become vested unless otherwise specified by the internal revenue code.

      Benefits: The Company will provide medical and dental benefits, life insurance, and disability insurance in accordance with the Company’s policies in effect currently and as changed or improved from time to time. As of the date of this letter, the Company currently pays 100% of family coverage premium as provided by the Company’s group medical insurer, 100% of the

Mr. Marvin Heuer
February 28, 2002
Page two

premium for life insurance under the Company’s group life insurance plan and 100% of the premium for the company’s long-term disability insurance. The Company thus provides the medical and dental benefits.

      Vacation: Dr. Heuer would be entitled to three weeks of vacation time during each year, calculated on a calendar year basis in accordance with the Company’s policies in effect from time to time.

      Employment Requirements and Term: Dr. Heuer, upon complete review will sign the Company’s standard form of Non-Disclosure Agreement as a condition of employment by the Company. The term of this Agreement shall be a period beginning on March 4, 2002 and ending three years after initiation of this contract. The Company and Dr. Heuer will have the rights to mutually discuss any extension of this contract for longer periods of time.

      Signing Payment: Dr. Heuer will be paid an amount of $50,000 upon signing and executing this contract.

      Job Description: A full job description as agreed by Dr. Heuer and Mr. John Spears will be within a month of signing this document.

      Satellite Office: The Company will authorize Dr. Heuer to maintain a research office in Florida. It is anticipated that Dr. Heuer will make regular trips between his office in or around Gainesville, Florida and the Company offices in or around Columbia, Maryland and other parts of the country. The Company will reimburse all of Dr. Heuer’s reasonable and customary travel expenses in this regard, including, but not limited to traveling and housing expenses. All expenses related to the satellite office will be covered by the Company under the research and development budget. It is expressly understood that Dr. Heuer is conducting research and owns a company, Clin Sci International in Gainesville, Florida. Dr. Heuer will be permitted to complete these ongoing research studies as long as they do not materially interfere with his work for Novavax. Financial contracts on these research studies will be deposited and remain the property of Clin Sci International, Inc. The satellite office can also be used for other research and development and for research projects in conjunction with Dr. Craig Wright and other Novavax staff as deemed appropriate.

      Senior Officer Consideration: It is understood that the Company possibly will develop incentive plans for its most senior officers. Any such incentive plan, which is adopted, will treat Dr. Heuer as appropriate for someone in his position and corporate level of compensation.

      Relocation: It is understood that relocation by Dr. Heuer to any other corporate office is not deemed necessary. If the parties however mutually agree that Dr. Heuer should at some time relocate to Columbia, Maryland (or another corporate location), the company will reimburse Dr. Heuer for all reasonable and customary moving expenses in an amount not to exceed $50,000.

      Entire Agreement: This agreement sets forth the entire agreement and understanding between Dr. Heuer and the Company regarding all subjects covered herein, the terms of which may not be changed or modified except by agreement in writing signed by Dr. Heuer and the Company.

      Severability: Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in full force and effect.

      Governing Law: This agreement shall be governed, construed and enforced in accordance with the laws of Delaware, without regard to principles of conflict of law.

      Conflict: Dr. Heuer hereby acknowledges that he is not a party to any agreement that in any way prohibits or imposes any restriction on his employment with the Company, and his acceptance hereof will not breach any agreement to which he is a party.

      By the signatures indicated below it is acknowledged that the parties accept this contract completely as written.

      ACCEPTED:

/s/ Marvin A. Heuer	3/4/02

Marvin A. Heuer, M.D.	Date

      ACCEPTED:

/s/ John Spears	3/4/02

John Spears, President & CEO Novavax, Inc.	Date